As filed with the U.S. Securities and Exchange Commission on April 12, 2017

Registration Statement File No. 333-204332

Registration Statement File No. 333-184642

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-204332)

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-184642)

to

Form S-8

Registration Statement

UNDER

THE SECURITIES ACT OF 1933

The WhiteWave Foods Company

(Exact name of registrant as specified in its charter)

Delaware	46-0631061
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1225 Seventeenth Street, Suite 1000

Denver, Colorado, 80202

Tel: (303) 635-4500

(Address of Principal Executive Offices)

The WhiteWave Foods Company Amended and Restated 2012 Stock Incentive Plan

2012 Stock Incentive Plan

(Full Titles of the Plans)

Copies to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Joshua R. Cammaker, Esq.

Telephone: (212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

The WhiteWave Foods Company, a Delaware corporation (the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), that remain unsold under each such Registration Statement as of the date hereof:

•	Registration Statement 333-204332, registering 6,850,000 shares of Common Stock, issuable pursuant to The WhiteWave Foods Company Amended and Restated 2012 Stock Incentive Plan; and

•	Registration Statement 333-184642, registering 20,000,000 shares of Common Stock, issuable pursuant to the 2012 Stock Incentive Plan.

On July 7, 2016, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Danone S.A., a French société anonyme (“Danone”) and July Merger Sub Inc, a Delaware corporation and an indirect wholly owned subsidiary of Danone (“Merger Sub”). On April 12, 2017, pursuant to the Merger Agreement, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation and an indirect wholly owned subsidiary of Danone.

In connection with the Merger, the Registrant is terminating all offers and sales of the Registrant’s respective securities registered pursuant to the Registration Statements. The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of each of the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offerings.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, The WhiteWave Foods Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on April 12, 2017.

THE WHITEWAVE FOODS COMPANY

By:	/s/ Helen Kaminski
Name: Helen Kaminski
Title: Corporate Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.

[Signature Page to Post-Effective Amendment to WhiteWave Registration Statements on Form S-8]